NEWS

Charter Announces Third Quarter 2023 Results

Stamford, Connecticut - October 27, 2023 - Charter Communications, Inc. (along with its subsidiaries, the “Company” or “Charter”) today reported financial and operating results for the three and nine months ended September 30, 2023.

•Third quarter total residential and small and medium business ("SMB") Internet customers increased by 63,000. As of September 30, 2023, Charter served a total of 30.6 million residential and SMB Internet customers.

•Third quarter total residential and SMB mobile lines increased by 594,000. As of September 30, 2023, Charter served a total of 7.2 million mobile lines.

•As of September 30, 2023, Charter had a total of 32.2 million residential and SMB customer relationships, which excludes mobile-only relationships.

•Third quarter revenue of $13.6 billion grew by 0.2% year-over-year, driven by residential Internet revenue growth of 3.7%, residential mobile service revenue growth of 33.8% and other revenue growth of 28.8%, primarily driven by higher mobile device sales.

•Net income attributable to Charter shareholders totaled $1.3 billion in the third quarter.

•Third quarter Adjusted EBITDA1 of $5.4 billion grew by 0.7% year-over-year.

•Third quarter capital expenditures totaled $3.0 billion and included $1.1 billion of line extensions.

•Third quarter net cash flows from operating activities totaled $3.9 billion, compared to $3.8 billion in the prior year.

•Third quarter free cash flow1 of $1.1 billion decreased from $1.5 billion in the prior year, primarily due to higher capital expenditures, mostly driven by Charter's network evolution and expansion initiatives.

•During the third quarter, Charter purchased 2.0 million shares of Charter Class A common stock and Charter Communications Holdings, LLC ("Charter Holdings") common units for $854 million.

"We continue to make significant progress against the multi-year strategic initiatives we outlined last year," said Chris Winfrey, President and CEO of Charter. "These initiatives drive continuing improvements in the quality of our products, and when combined with our customer-friendly pricing and packaging and high-quality service, will drive significant, long-term growth in shareholder value."

1.Adjusted EBITDA and free cash flow are non-GAAP measures defined in the “Use of Adjusted EBITDA and Free Cash Flow Information” section and are reconciled to net income attributable to Charter shareholders and net cash flows from operating activities, respectively, in the addendum of this news release.

Key Operating Results

	Approximate as of
	September 30, 2023 (c)	September 30, 2022 (c)	Y/Y Change
Footprint (d)
Estimated Passings	56,582	55,288	2.3%

Customer Relationships (e)
Residential	30,012	29,946	0.2%
SMB	2,224	2,195	1.3%
Total Customer Relationships	32,236	32,141	0.3%

Residential	3	4	(1)
SMB	5	13	(8)
Total Customer Relationships Quarterly Net Additions	8	17	(9)

Total Customer Relationship Penetration of Estimated Passings (f)	57.0%	58.1%	(1.1) ppts

Monthly Residential Revenue per Residential Customer (g)	$119.28	$120.00	(0.6)%
Monthly SMB Revenue per SMB Customer (h)	$162.94	$166.84	(2.3)%

Residential Customer Relationships Penetration
One Product Penetration (i)	46.5%	45.9%	0.6 ppts
Two Product Penetration (i)	33.0%	32.6%	0.4 ppts
Three or More Product Penetration (i)	20.5%	21.5%	(1.0) ppts

% Residential Non-Video Customer Relationships	54.2%	51.1%	3.1 ppts

Internet
Residential	28,606	28,320	1.0%
SMB	2,043	2,008	1.8%
Total Internet Customers	30,649	30,328	1.1%

Residential	57	61	(4)
SMB	6	14	(8)
Total Internet Quarterly Net Additions	63	75	(12)

Video
Residential	13,751	14,642	(6.1)%
SMB	628	649	(3.2)%
Total Video Customers	14,379	15,291	(6.0)%

Residential	(320)	(211)	(109)
SMB	(7)	7	(14)
Total Video Quarterly Net Additions	(327)	(204)	(123)

Voice
Residential	6,960	7,929	(12.2)%
SMB	1,296	1,287	0.7%
Total Voice Customers	8,256	9,216	(10.4)%

Residential	(288)	(271)	(17)
SMB	2	—	2
Total Voice Quarterly Net Additions	(286)	(271)	(15)

Mobile Lines (j)
Residential	6,987	4,516	54.7%
SMB	233	161	44.6%
Total Mobile Lines	7,220	4,677	54.4%

Residential	577	382	195
SMB	17	14	3
Total Mobile Lines Quarterly Net Additions	594	396	198

Enterprise (k)
Enterprise Primary Service Units ("PSUs")	298	282	5.9%
Enterprise Quarterly Net Additions	4	5	(1)
In thousands, except per customer and penetration data. See footnotes to unaudited summary of operating statistics on page 7 of the addendum of this news release. The footnotes contain important disclosures regarding the definitions used for these operating statistics. All percentages are calculated using whole numbers. Minor differences may exist due to rounding.

As of September 30, 2023, Charter had 30.0 million residential customer relationships.

Third quarter residential Internet customers increased by 57,000, including some impact from the temporary loss of Disney programming in early September, compared to an increase of 61,000 during the third quarter of 2022.

Spectrum Internet® delivers the fastest Internet1 and WiFi download speeds in Charter's footprint. Charter offers Spectrum Internet products with speeds up to 1 Gbps across its entire footprint and is on plan to evolve its network to offer symmetrical and multi-gigabit speeds across its entire footprint at a lower cost and more quickly than its competitors. Charter's Advanced WiFi, a managed WiFi service that provides customers an optimized home network while providing greater control of their connected devices with enhanced security and privacy, became available to SMB customers in March, and is available to all Spectrum Internet customers. In the first quarter of 2023, Charter completed the deployment of Mobile Speed Boost to all Advanced WiFi routers.

Residential video customers decreased by 320,000 in the third quarter of 2023, compared to a decline of 211,000 in the third quarter of 2022, partly driven by video disconnects related to the temporary loss of Disney programming in early September. As of September 30, 2023, Charter had 13.8 million residential video customers. In October, Charter began deploying Xumo Stream Boxes to video customers. The Xumo Stream Box combines a live TV experience with access to hundreds of direct-to-consumer TV applications, and features simplified search and discovery along with a curated content offering based on the customer's interests and subscriptions.

During the third quarter of 2023, residential wireline voice customers declined by 288,000, compared to a decline of 271,000 in the third quarter of 2022. As of September 30, 2023, Charter had 7.0 million residential wireline voice customers.

During the third quarter of 2023, Charter added 577,000 residential mobile lines, compared to growth of 382,000 during the third quarter of 2022. Spectrum MobileTM is available to all new and existing Spectrum Internet customers and offers the fastest overall speeds,2 with plans that include 5G access, do not require contracts and include taxes and fees in the price. Charter's converged offer, Spectrum One, and Spectrum Mobile are central to Charter's converged network strategy to provide consumers a differentiated connectivity experience with highly competitive, simple data plans and pricing.

Third quarter 2023 monthly residential revenue per residential customer totaled $119.28, and decreased by 0.6% compared to the prior year period, given a higher mix of non-video customer relationships, a higher mix of lower priced video packages within Charter's video customer base and $63 million of residential customer credits related to the temporary loss of Disney programming in September 2023, partly offset by promotional rate step-ups, rate adjustments and the accelerated growth of Spectrum Mobile.

SMB customer relationships grew by 5,000 in the third quarter of 2023, while third quarter 2022 SMB customer relationships grew by 13,000. Enterprise PSUs grew by 4,000 in the third quarter of 2023 versus 5,000 added in the third quarter of 2022.

Charter continues to work with federal, state and local governments to bring Spectrum Internet to unserved and underserved communities. During the third quarter of 2023, Charter activated 78,000 subsidized rural passings. Within Charter's subsidized rural footprint, total residential and SMB customer relationships increased by 31,000 in the third quarter of 2023.

1.Based on Ookla's Speedtest Global Index median fixed download speeds for Q3 2023, which indicates that Spectrum Internet continues to deliver faster speeds than its competitors.
2.Fastest Overall Speed claim based on Global Wireless Solutions' combined cellular and WiFi speed test results in Spectrum service area where WiFi is available. Cellular speeds vary by location.

Third Quarter Financial Results
(in millions)

	Three Months Ended September 30,
	2023	2022	% Change
Revenues:
Internet	$5,776	$5,571	3.7%
Video	4,004	4,379	(8.6)%
Voice	379	391	(3.0)%
Mobile service	581	435	33.8%
Residential revenue	10,740	10,776	(0.3)%
Small and medium business	1,085	1,095	(0.9)%
Enterprise	698	673	3.7%
Commercial revenue	1,783	1,768	0.8%
Advertising sales	384	481	(20.3)%
Other	677	525	28.8%
Total Revenues	$13,584	$13,550	0.2%

Net income attributable to Charter shareholders	$1,255	$1,185	5.8%
Net income attributable to Charter shareholders margin	9.2%	8.8%

Adjusted EBITDA (a)	$5,449	$5,412	0.7%
Adjusted EBITDA margin	40.1%	39.9%

Capital Expenditures	$2,961	$2,406	23.1%

Net cash flows from operating activities	$3,944	$3,757	5.0%
Free cash flow (a)	$1,097	$1,507	(27.2)%

See page 1 of the addendum of this news release for a GAAP reconciliation of Adjusted EBITDA and free cash flow and page 7 of the addendum of this news release for footnotes. The footnotes contain important disclosures regarding the definitions used for these financial results. All percentages are calculated using whole numbers. Minor differences may exist due to rounding.

Revenues

Third quarter revenue increased by 0.2% year-over-year to $13.6 billion, driven by growth in residential Internet, mobile service and other revenues, primarily driven by higher mobile device sales, partly offset by lower residential video and advertising sales revenues. Year-over-year revenue growth was negatively impacted by $68 million of total customer credits related to the temporary loss of Disney programming in September 2023.

Residential revenue totaled $10.7 billion in the third quarter, a decrease of 0.3% year-over-year. Year-over-year revenue growth was negatively impacted by $63 million of residential customer credits related to the temporary loss of Disney programming in September 2023.

Internet revenue grew by 3.7% year-over-year to $5.8 billion, driven by growth in Internet customers during the last year, promotional rate step-ups and rate adjustments, partly offset by lower bundled revenue allocation.

Video revenue totaled $4.0 billion in the third quarter, a decrease of 8.6% compared to the prior year period, driven by a higher mix of lower priced video packages within Charter's video customer base, a decline in video customers during the last year and the aforementioned $63 million of residential customer credits recorded in September 2023, partly offset by promotional rate step-ups and video rate adjustments that pass through programmer rate increases.

Voice revenue totaled $379 million in the third quarter, a decrease of 3.0% compared to the third quarter of 2022, driven by a decline in wireline voice customers over the last twelve months, partly offset by voice rate adjustments.

Third quarter mobile service revenue totaled $581 million, an increase of 33.8% year-over-year, driven by mobile line growth and higher bundled revenue allocation.

Commercial revenue increased by 0.8% year-over-year to $1.8 billion, driven by enterprise revenue growth of 3.7% year-over-year, partly offset by a SMB revenue decrease of 0.9%. The year-over-year decrease in third quarter 2023 SMB revenue was driven by lower monthly SMB revenue per SMB customer primarily due to a higher mix of lower priced video packages and a lower number of voice lines per SMB customer relationship, partly offset by customer relationship growth. Enterprise revenue excluding wholesale increased by 5.5% year-over-year, mostly reflecting PSU growth.

Third quarter advertising sales revenue of $384 million decreased by 20.3% compared to the year-ago quarter, primarily driven by lower political revenue. Excluding political revenue in both periods, advertising sales revenue decreased by 1.8% year-over-year, due to a more challenged advertising market, partly offset by higher advanced advertising revenue.

Other revenue totaled $677 million in the third quarter, an increase of 28.8% compared to the third quarter of 2022, driven by higher mobile device sales.

Operating Costs and Expenses

Third quarter programming costs decreased by $276 million, or 9.6% as compared to the third quarter of 2022, reflecting fewer video customers, a higher mix of lower cost packages within Charter's video customer base and a $61 million benefit related to the temporary loss of Disney programming in September 2023, partly offset by contractual programming rate increases and renewals.

Other costs of revenue increased by $183 million, or 15.2% year-over-year, primarily driven by higher mobile device sales and other mobile direct costs, partly offset by lower regulatory and franchise fees and lower advertising sales expense.

Costs to service customers increased by $76 million, or 3.7% year-over-year. The year-over-year increase in costs to service customers was primarily driven by previous adjustments to job structure, pay and benefits to build a more skilled and longer tenured workforce resulting in lower frontline employee attrition compared to 2022, and additional activity to support the accelerated growth of Spectrum Mobile, partly offset by productivity improvements and lower bad debt.

Sales and marketing expenses decreased by $13 million, or 1.4% year-over-year, primarily due to lower labor costs.

Other expenses increased by $27 million, or 2.5% as compared to the third quarter of 2022.

Net Income Attributable to Charter Shareholders

Net income attributable to Charter shareholders totaled $1.3 billion in the third quarter of 2023, compared to $1.2 billion in the third quarter of 2022. The year-over-year increase in net income attributable to Charter shareholders was primarily driven by higher Adjusted EBITDA and lower other operating expenses, net, partly offset by higher interest expense, net.

Net income per basic common share attributable to Charter shareholders totaled $8.42 in the third quarter of 2023 compared to $7.51 during the same period last year. The increase was primarily the result of the factors described above in addition to a 5.7% decrease in basic weighted average common shares outstanding versus the prior year period.

Adjusted EBITDA

Third quarter Adjusted EBITDA of $5.4 billion grew by 0.7% year-over-year, reflecting growth in revenue of 0.2%, and operating expenses which were virtually unchanged versus the prior year period.

Capital Expenditures

Capital expenditures totaled $3.0 billion in the third quarter of 2023, compared to $2.4 billion during the third quarter of 2022. Line extensions capital expenditures totaled $1.1 billion in the third quarter of 2023, compared to $826 million in the prior year quarter, driven by Charter's subsidized rural construction initiative and continued network expansion across residential and commercial greenfield and market fill-in opportunities. Third quarter capital expenditures excluding line extensions totaled $1.9 billion, compared to $1.6 billion in the third quarter of 2022, driven by higher spend on upgrade/rebuild (primarily network evolution) and CPE (primarily Xumo Stream Boxes).

Charter now expects full year 2023 capital expenditures, excluding line extensions, to total approximately $7.2 billion, an increase from Charter's previously expected range of between $6.5 billion to $6.8 billion. The increase reflects an acceleration of network evolution spend and higher Xumo-related CPE spend. Charter continues to expect 2023 line extensions capital expenditures to total approximately $4 billion. The actual amount of capital expenditures in 2023 will depend on a number of factors including, but not limited to, the pace of Charter's network evolution and expansion initiatives, supply chain timing and growth rates in Charter's residential and commercial businesses.

Cash Flow and Free Cash Flow

During the third quarter of 2023, net cash flows from operating activities totaled $3.9 billion, compared to $3.8 billion in the prior year quarter. The year-over-year increase in net cash flows from operating activities was primarily due to higher Adjusted EBITDA in the current year period and the payment of litigation settlements in the prior year period.

Free cash flow in the third quarter of 2023 totaled $1.1 billion, compared to $1.5 billion during the same period last year. The year-over-year decrease in free cash flow was primarily driven by an increase in capital expenditures, partly offset by the increase in net cash flows from operating activities.

Liquidity & Financing

As of September 30, 2023, total principal amount of debt was $97.6 billion and Charter's credit facilities provided approximately $3.3 billion of additional liquidity in excess of Charter's $571 million cash position.

Share Repurchases

During the three months ended September 30, 2023, Charter purchased 2.0 million shares of Charter Class A common stock and Charter Holdings common units for $854 million.

Webcast

Charter will host a webcast on Friday, October 27, 2023 at 8:30 a.m. Eastern Time (ET) related to the contents of this release.

The webcast can be accessed live via the Company's investor relations website at ir.charter.com. Participants should go to the webcast link no later than 10 minutes prior to the start time to register. The webcast will be archived at ir.charter.com two hours after completion of the webcast.

Additional Information Available on Website

The information in this press release should be read in conjunction with the financial statements and footnotes contained in the Company's Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2023, which will be posted on the “Results & SEC Filings” section of the Company's investor relations website at ir.charter.com, when it is filed with the Securities and Exchange Commission (the "SEC"). A slide presentation to accompany the conference call and a trending schedule containing historical customer and financial data will also be available in the “Results & SEC Filings” section.

Use of Adjusted EBITDA and Free Cash Flow Information

The Company uses certain measures that are not defined by U.S. generally accepted accounting principles ("GAAP") to evaluate various aspects of its business. Adjusted EBITDA and free cash flow are non-GAAP financial measures and should be considered in addition to, not as a substitute for, net income attributable to Charter shareholders and net cash flows from operating activities reported in accordance with GAAP. These terms, as defined by Charter, may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA and free cash flow are reconciled to net income attributable to Charter shareholders and net cash flows from operating activities, respectively, in the Addendum to this release.

Adjusted EBITDA is defined as net income attributable to Charter shareholders plus net income attributable to noncontrolling interest, net interest expense, income taxes, depreciation and amortization, stock compensation expense, other income (expenses), net and other operating (income) expenses, net, such as special charges and (gain) loss on sale or retirement of assets. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of the Company's businesses as well as other non-cash or special items, and is unaffected by the Company's capital structure or investment activities. However, this measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and the cash cost of financing. These costs are evaluated through other financial measures.

Free cash flow is defined as net cash flows from operating activities, less capital expenditures and changes in accrued expenses related to capital expenditures.

Management and Charter's board of directors use Adjusted EBITDA and free cash flow to assess Charter's performance and its ability to service its debt, fund operations and make additional investments with internally generated funds. In addition, Adjusted EBITDA generally correlates to the leverage ratio calculation under the Company's credit facilities or outstanding notes to determine compliance with the covenants contained in the facilities and notes (all such documents have been previously filed with the SEC). For the purpose of calculating compliance with leverage covenants, the Company uses Adjusted EBITDA, as presented, excluding certain expenses paid by its operating subsidiaries to other Charter entities. The Company's debt covenants refer to these expenses as management fees, which were $345 million and $1.1 billion for the three and nine months ended September 30, 2023, respectively, and $342 million and $1.0 billion for the three and nine months ended September 30, 2022, respectively.

About Charter

Charter Communications, Inc. (NASDAQ:CHTR) is a leading broadband connectivity company and cable operator serving more than 32 million customers in 41 states through its Spectrum brand. Over an advanced communications network, the Company offers a full range of state-of-the-art residential and business services including Spectrum Internet®, TV, Mobile and Voice.

For small and medium-sized companies, Spectrum Business® delivers the same suite of broadband products and services coupled with special features and applications to enhance productivity, while for larger businesses and government entities, Spectrum Enterprise® provides highly customized, fiber-based solutions. Spectrum Reach® delivers tailored advertising and production for the modern media landscape. The Company also distributes award-winning news coverage and sports programming to its customers through Spectrum Networks. More information about Charter can be found at corporate.charter.com.

# # #

Contact:

Media:	Analysts:
Justin Venech	Stefan Anninger
203-905-7818	203-905-7955

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations as reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions including, without limitation, the factors described under “Risk Factors” from time to time in our filings with the SEC. Many of the forward-looking statements contained in this communication may be identified by the use of forward-looking words such as “believe,” “expect,” “anticipate,” “should,” “planned,” “will,” “may,” “intend,” “estimated,” “aim,” “on track,” “target,” “opportunity,” “tentative,” “positioning,” “designed,” “create,” “predict,” “project,” "initiatives," “seek,” “would,” “could,” “continue,” “ongoing,” “upside,” “increases,” "grow," "focused on" and “potential,” among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this communication are set forth in our annual report on Form 10-K, and in other reports or documents that we file from time to time with the SEC, and include, but are not limited to:

•our ability to sustain and grow revenues and cash flow from operations by offering Internet, video, voice, mobile, advertising and other services to residential and commercial customers, to adequately meet the customer experience demands in our service areas and to maintain and grow our customer base, particularly in the face of increasingly aggressive competition, the need for innovation and the related capital expenditures;
•the impact of competition from other market participants, including but not limited to incumbent telephone companies, direct broadcast satellite ("DBS") operators, wireless broadband and telephone providers, digital subscriber line (“DSL”) providers, fiber to the home providers and providers of video content over broadband Internet connections;
•general business conditions, unemployment levels and the level of activity in the housing sector and economic uncertainty or downturn;
•our ability to obtain programming at reasonable prices or to raise prices to offset, in whole or in part, the effects of higher programming costs (including retransmission consents and distribution requirements);
•our ability to develop and deploy new products and technologies including consumer services and service platforms;
•any events that disrupt our networks, information systems or properties and impair our operating activities or our reputation;
•the effects of governmental regulation on our business including subsidies to consumers, subsidies and incentives for competitors, costs, disruptions and possible limitations on operating flexibility related to, and our ability to comply with, regulatory conditions applicable to us;
•the ability to hire and retain key personnel;
•our ability to procure necessary services and equipment from our vendors in a timely manner and at reasonable costs including in connection with our network evolution and rural construction initiatives;
•the availability and access, in general, of funds to meet our debt obligations prior to or when they become due and to fund our operations and necessary capital expenditures, either through (i) cash on hand, (ii) free cash flow, or (iii) access to the capital or credit markets; and
•our ability to comply with all covenants in our indentures and credit facilities, any violation of which, if not cured in a timely manner, could trigger a default of our other obligations under cross-default provisions.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We are under no duty or obligation to update any of the forward-looking statements after the date of this communication.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF NON-GAAP MEASURES TO GAAP MEASURES
(dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net income attributable to Charter shareholders	$1,255	$1,185	$3,499	$3,859
Plus: Net income attributable to noncontrolling interest	181	182	533	605
Interest expense, net	1,306	1,160	3,869	3,329
Income tax expense	369	360	1,187	1,194
Depreciation and amortization	2,130	2,177	6,508	6,711
Stock compensation expense	164	109	540	360
Other, net	44	239	185	76
Adjusted EBITDA (a)	$5,449	$5,412	$16,321	$16,134

Net cash flows from operating activities	$3,944	$3,757	$10,578	$11,138
Less: Purchases of property, plant and equipment	(2,961)	(2,406)	(8,259)	(6,456)
Change in accrued expenses related to capital expenditures	114	156	110	284
Free cash flow (a)	$1,097	$1,507	$2,429	$4,966

The above schedule is presented in order to reconcile Adjusted EBITDA and free cash flow, non-GAAP measures, to the most directly comparable GAAP measures in accordance with Section 401(b) of the Sarbanes-Oxley Act.

UNAUDITED ALTERNATIVE PRESENTATION OF ADJUSTED EBITDA
(dollars in millions)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2023	2022	% Change	2023	2022	% Change
REVENUES:
Internet	$5,776	$5,571	3.7%	$17,227	$16,585	3.9%
Video	4,004	4,379	(8.6)%	12,446	13,209	(5.8)%
Voice	379	391	(3.0)%	1,117	1,180	(5.3)%
Mobile service	581	435	33.8%	1,617	1,237	30.7%
Residential revenue	10,740	10,776	(0.3)%	32,407	32,211	0.6%
Small and medium business	1,085	1,095	(0.9)%	3,270	3,257	0.4%
Enterprise	698	673	3.7%	2,070	2,003	3.3%
Commercial revenue	1,783	1,768	0.8%	5,340	5,260	1.5%
Advertising sales	384	481	(20.3)%	1,123	1,324	(15.2)%
Other	677	525	28.8%	2,026	1,553	30.4%
Total Revenues	13,584	13,550	0.2%	40,896	40,348	1.4%

COSTS AND EXPENSES:
Programming	2,595	2,871	(9.6)%	8,134	8,820	(7.8)%
Other costs of revenue	1,385	1,202	15.2%	4,080	3,495	16.7%
Costs to service customers	2,142	2,066	3.7%	6,306	6,022	4.7%
Sales and marketing	912	925	(1.4)%	2,753	2,669	3.1%
Other expense (b)	1,101	1,074	2.5%	3,302	3,208	2.9%
Total operating costs and expenses (b)	8,135	8,138	—%	24,575	24,214	1.5%

Adjusted EBITDA (a)	$5,449	$5,412	0.7%	$16,321	$16,134	1.2%

All percentages are calculated using whole numbers. Minor differences may exist due to rounding.

See footnotes on page 7.
Addendum to Charter Communications, Inc. Third Quarter 2023 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
REVENUES	$13,584	$13,550	$40,896	$40,348

COSTS AND EXPENSES:
Operating costs and expenses (exclusive of items shown separately below)	8,299	8,247	25,115	24,574
Depreciation and amortization	2,130	2,177	6,508	6,711
Other operating (income) expense, net	29	202	(19)	141
	10,458	10,626	31,604	31,426
Income from operations	3,126	2,924	9,292	8,922

OTHER INCOME (EXPENSES):
Interest expense, net	(1,306)	(1,160)	(3,869)	(3,329)
Other income (expense), net	(15)	(37)	(204)	65
	(1,321)	(1,197)	(4,073)	(3,264)
Income before income taxes	1,805	1,727	5,219	5,658
Income tax expense	(369)	(360)	(1,187)	(1,194)
Consolidated net income	1,436	1,367	4,032	4,464
Less: Net income attributable to noncontrolling interests	(181)	(182)	(533)	(605)
Net income attributable to Charter shareholders	$1,255	$1,185	$3,499	$3,859

EARNINGS PER COMMON SHARE ATTRIBUTABLE TO CHARTER SHAREHOLDERS:
Basic	$8.42	$7.51	$23.30	$23.51
Diluted	$8.25	$7.38	$22.94	$23.06
Weighted average common shares outstanding, basic	149,004,322	157,971,109	150,169,275	164,189,703
Weighted average common shares outstanding, diluted	152,019,159	160,638,186	152,495,273	167,351,777

Addendum to Charter Communications, Inc. Third Quarter 2023 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in millions)

	September 30,	December 31,
	2023	2022
ASSETS	(unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$571	$645
Accounts receivable, net	2,932	2,921
Prepaid expenses and other current assets	613	451
Total current assets	4,116	4,017

INVESTMENT IN CABLE PROPERTIES:
Property, plant and equipment, net	38,617	36,039
Customer relationships, net	1,983	2,772
Franchises	67,396	67,363
Goodwill	29,672	29,563
Total investment in cable properties, net	137,668	135,737

OTHER NONCURRENT ASSETS	4,898	4,769

Total assets	$146,682	$144,523

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$10,626	$10,555
Current portion of long-term debt	1,999	1,510
Total current liabilities	12,625	12,065

LONG-TERM DEBT	95,800	96,093
DEFERRED INCOME TAXES	18,996	19,058
OTHER LONG-TERM LIABILITIES	4,517	4,758

SHAREHOLDERS' EQUITY:
Controlling interest	11,098	9,119
Noncontrolling interests	3,646	3,430
Total shareholders' equity	14,744	12,549

Total liabilities and shareholders' equity	$146,682	$144,523

Addendum to Charter Communications, Inc. Third Quarter 2023 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Consolidated net income	$1,436	$1,367	$4,032	$4,464
Adjustments to reconcile consolidated net income to net cash flows from operating activities:
Depreciation and amortization	2,130	2,177	6,508	6,711
Stock compensation expense	164	109	540	360
Noncash interest, net	9	(5)	13	(12)
Deferred income taxes	17	50	(46)	165
Other, net	25	40	212	(113)
Changes in operating assets and liabilities, net of effects from acquisitions and dispositions:
Accounts receivable	(68)	(62)	(11)	(262)
Prepaid expenses and other assets	(173)	37	(534)	(96)
Accounts payable, accrued liabilities and other	404	44	(136)	(79)
Net cash flows from operating activities	3,944	3,757	10,578	11,138

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(2,961)	(2,406)	(8,259)	(6,456)
Change in accrued expenses related to capital expenditures	114	156	110	284
Other, net	(47)	(14)	(334)	(174)
Net cash flows from investing activities	(2,894)	(2,264)	(8,483)	(6,346)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of long-term debt	3,543	4,897	14,591	21,528
Repayments of long-term debt	(3,650)	(3,712)	(14,385)	(15,659)
Payments for debt issuance costs	—	(14)	(18)	(71)
Purchase of treasury stock	(783)	(2,225)	(2,021)	(9,245)
Proceeds from exercise of stock options	16	—	21	5
Purchase of noncontrolling interest	(78)	(385)	(254)	(1,379)
Distributions to noncontrolling interest	(35)	(49)	(118)	(56)
Other, net	30	(8)	15	(36)
Net cash flows from financing activities	(957)	(1,496)	(2,169)	(4,913)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	93	(3)	(74)	(121)
CASH AND CASH EQUIVALENTS, beginning of period	478	483	645	601
CASH AND CASH EQUIVALENTS, end of period	$571	$480	$571	$480

CASH PAID FOR INTEREST	$1,234	$1,101	$3,666	$3,251
CASH PAID FOR TAXES	$243	$412	$1,149	$882

Addendum to Charter Communications, Inc. Third Quarter 2023 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED SUMMARY OF OPERATING STATISTICS
(in thousands, except per customer and penetration data)

	Approximate as of
	September 30, 2023 (c)	June 30, 2023 (c)	December 31, 2022 (c)	September 30, 2022 (c)
Footprint (d)
Estimated Passings	56,582	56,209	55,573	55,288

Customer Relationships (e)
Residential	30,012	30,009	29,988	29,946
SMB	2,224	2,219	2,207	2,195
Total Customer Relationships	32,236	32,228	32,195	32,141

Residential	3	13	42	4
SMB	5	4	12	13
Total Customer Relationships Quarterly Net Additions	8	17	54	17

Total Customer Relationship Penetration of Estimated Passings (f)	57.0%	57.3%	57.9%	58.1%

Monthly Residential Revenue per Residential Customer (g)	$119.28	$120.25	$119.32	$120.00
Monthly SMB Revenue per SMB Customer (h)	$162.94	$164.56	$165.50	$166.84

Residential Customer Relationships Penetration
One Product Penetration (i)	46.5%	46.0%	45.9%	45.9%
Two Product Penetration (i)	33.0%	33.0%	32.7%	32.6%
Three or More Product Penetration (i)	20.5%	20.9%	21.3%	21.5%

% Residential Non-Video Customer Relationships	54.2%	53.1%	51.7%	51.1%

Internet
Residential	28,606	28,549	28,412	28,320
SMB	2,043	2,037	2,021	2,008
Total Internet Customers	30,649	30,586	30,433	30,328

Residential	57	70	92	61
SMB	6	7	13	14
Total Internet Quarterly Net Additions	63	77	105	75

Video
Residential	13,751	14,071	14,497	14,642
SMB	628	635	650	649
Total Video Customers	14,379	14,706	15,147	15,291

Residential	(320)	(189)	(145)	(211)
SMB	(7)	(11)	1	7
Total Video Quarterly Net Additions	(327)	(200)	(144)	(204)

Voice
Residential	6,960	7,248	7,697	7,929
SMB	1,296	1,294	1,286	1,287
Total Voice Customers	8,256	8,542	8,983	9,216

Residential	(288)	(225)	(232)	(271)
SMB	2	4	(1)	—
Total Voice Quarterly Net Additions	(286)	(221)	(233)	(271)

Mobile Lines (j)
Residential	6,987	6,410	5,116	4,516
SMB	233	216	176	161
Total Mobile Lines	7,220	6,626	5,292	4,677

Residential	577	628	600	382
SMB	17	20	15	14
Total Mobile Lines Quarterly Net Additions	594	648	615	396

Enterprise (k)
Enterprise Primary Service Units ("PSUs")	298	294	284	282
Enterprise Quarterly Net Additions	4	6	2	5

See footnotes on page 7.
Addendum to Charter Communications, Inc. Third Quarter 2023 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CAPITAL EXPENDITURES
(dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Customer premise equipment (l)	$659	$577	$1,772	$1,606
Scalable infrastructure (m)	308	413	1,015	1,156
Upgrade/rebuild (n)	509	218	1,190	566
Support capital (o)	420	372	1,245	1,068
Capital expenditures, excluding line extensions	1,896	1,580	5,222	4,396

Subsidized rural construction line extensions	498	427	1,398	897
Other line extensions	567	399	1,639	1,163
Total line extensions (p)	1,065	826	3,037	2,060
Total capital expenditures	$2,961	$2,406	$8,259	$6,456

Capital expenditures included in total related to:
Commercial services	$403	$369	$1,179	$1,110
Subsidized rural construction initiative (q)	$512	$440	$1,444	$937
Mobile	$76	$96	$235	$265

See footnotes on page 7.

Addendum to Charter Communications, Inc. Third Quarter 2023 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
FOOTNOTES

(a)Adjusted EBITDA is defined as net income attributable to Charter shareholders plus net income attributable to noncontrolling interest, net interest expense, income taxes, depreciation and amortization, stock compensation expense, other (income) expenses, net and other operating (income) expenses, net such as special charges and (gain) loss on sale or retirement of assets. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of our businesses as well as other non-cash or special items, and is unaffected by our capital structure or investment activities. Free cash flow is defined as net cash flows from operating activities, less capital expenditures and changes in accrued expenses related to capital expenditures.
(b)Other expense excludes stock compensation expense. Total operating costs and expenses excludes stock compensation expense, depreciation and amortization and other operating (income) expenses, net.
(c)We calculate the aging of customer accounts based on the monthly billing cycle for each account. On that basis, at September 30, 2023, June 30, 2023, December 31, 2022 and September 30, 2022, customers included approximately 143,300, 128,600, 144,100 and 151,700 customers, respectively, whose accounts were over 60 days past due, approximately 53,400, 47,000, 52,800 and 55,500 customers, respectively, whose accounts were over 90 days past due and approximately 261,700, 229,200, 214,100 and 149,300 customers, respectively, whose accounts were over 120 days past due. Bad debt expense associated with these past due accounts has been reflected in our consolidated statements of operations. The increase in accounts past due more than 120 days is predominately due to pre-existing and incremental unsubsidized services, including video services, for those customers participating in government assistance programs. These customers are downgraded to a subsidized Internet-only service.
(d)Passings represent our estimate of the number of units, such as single family homes, apartment and condominium units and SMB and enterprise sites passed by our cable distribution network in the areas where we offer the service indicated. These estimates are based upon the information available at this time and are updated for all periods presented when new information becomes available.
(e)Customer relationships include the number of customers that receive one or more levels of service, encompassing Internet, video, voice and mobile services, without regard to which service(s) such customers receive. Customers who reside in residential multiple dwelling units ("MDUs") and that are billed under bulk contracts are counted based on the number of billed units within each bulk MDU. Total customer relationships exclude enterprise and mobile-only customer relationships.
(f)Penetration represents residential and SMB customers as a percentage of estimated passings. Penetration excludes mobile-only customers.
(g)Monthly residential revenue per residential customer is calculated as total residential quarterly revenue divided by three divided by average residential customer relationships during the respective quarter and excludes mobile-only customer relationships.
(h)Monthly SMB revenue per SMB customer is calculated as total SMB quarterly revenue divided by three divided by average SMB customer relationships during the respective quarter and excludes mobile-only customer relationships.
(i)One product, two product and three or more product penetration represents the number of residential customers that subscribe to one product, two products or three or more products, respectively, as a percentage of residential customer relationships, excluding mobile-only customers.
(j)Mobile lines include phones and tablets which require one of our standard rate plans (e.g., "Unlimited" or "By the Gig"). Mobile lines exclude wearables and other devices that do not require standard phone rate plans.
(k)Enterprise PSUs represents the aggregate number of fiber service offerings counting each separate service offering at each customer location as an individual PSU.
(l)Customer premise equipment includes equipment and devices located at the customer's premise used to deliver our Internet, video and voice services (e.g., modems, routers and set-top boxes), as well as installation costs.
(m)Scalable infrastructure includes costs, not related to customer premise equipment or our network, to secure growth of new customers or provide service enhancements (e.g., headend equipment).
(n)Upgrade/rebuild includes costs to modify or replace existing fiber/coaxial cable networks, including our network evolution initiative which started in 2022.
(o)Support capital includes costs associated with the replacement or enhancement of non-network assets (e.g., back-office systems, non-network equipment, land and buildings, vehicles, tools and test equipment).
(p)Line extensions include network costs associated with entering new service areas (e.g., fiber/coaxial cable, amplifiers, electronic equipment, make-ready and design engineering).
(q)The subsidized rural construction initiative subcategory includes projects for which we are receiving subsidies from federal, state and local governments (for which separate reporting was initiated in 2022), excluding customer premise equipment and installation.

Addendum to Charter Communications, Inc. Third Quarter 2023 Earnings Release